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                                                                    Exhibit 11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 28 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 12, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Reports to Shareholders of WM Trust II (formerly known as Sierra Trust Funds), which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Boston, Massachusetts
March 26, 1998